UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2014

Kforce Inc.

(Exact name of registrant as specified in its charter)

Florida	000-26058	59-3264661
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 East Palm Avenue, Tampa, Florida 33605

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (813) 552-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 25, 2014, the Compensation Committee of the Board of Directors (the “Committee”) held a meeting to discuss and make decisions regarding various objectives for executive compensation. These discussions and decisions related to i) the recent sale of Kforce Healthcare, Inc. (“KHI”) and ii) a recently completed annual review of compensation paid under the three-year NEO compensation framework.

As previously reported in the Current Report on Form 8-K filed on August 6, 2014, Kforce Inc. (the “Firm”) sold to RCM Acquisition, Inc., under a Stock Purchase Agreement dated August 4, 2014, all of the issued and outstanding stock of Kforce Healthcare, Inc. (“KHI”) for a total cash purchase price of $119.0 million, subject to a post-closing working capital adjustment. This sale simplifies our business model and narrows the focus of our core business to providing information technology and finance and accounting staffing services.

As a result of their efforts in achieving a better-than-expected price for the sale of KHI, the Committee approved transaction-related bonuses of $1,710,000 to Mr. Dunkel, 56,952 shares of common stock to Mr. Liberatore and 35,095 shares of common stock to Mr. Kelly (collectively, the “Transaction Bonuses”). Each of the executives named above shared significant responsibility for both conceiving and carrying out the transaction in addition to their ongoing day-to-day responsibilities and duties. The amount of the Transaction Bonuses was determined after consultation with Pearl Meyer & Partners (“PM&P”), an independent executive compensation consultant. The common stock awarded as part of the Transaction Bonuses will contain the following holding requirements: (i) 50% of the net after-tax shares received are required to be held until August 25, 2015 and (ii) 50% of the net after-tax shares received are required to be held until August 25, 2016.

Separately at the meeting, the Committee analyzed the results of its annual review of compensation targets in the three-year Named Executive Officer (“NEO”) executive compensation framework. The review focused on: (i) compliance with the framework and alignment with performance; (ii) effectiveness of the compensation framework; and (iii) competitiveness of our executive compensation within our industry peer group and companies within a similar industry group using publicly available market data. This review, performed with the assistance of PM&P, showed that expected 2014 NEO pay compared to pay at the Company’s proxy-reported peer groups was generally at or just above the 25th percentile. In contrast, the Company’s relative total shareholder return (“TSR”) performance, the key metric of its long-term equity incentive plan, was at the 65th and 85th percentile against the two peer groups over a 2 1⁄2 year period ending June 30th, 2014. The Committee believed this disparity of outcomes should be addressed in the context of the high performance outcomes expected for the full year. As a result, the Committee approved restricted stock grants, primarily for retention purposes, to Messrs. Liberatore, Kelly and Neal and Ms. Mitchell of 31,298 shares, 35,095 shares, 35,095 shares and 35,095 shares, respectively. Each of the restricted stock grants will vest over a period of five years at a rate of 20% annually beginning on August 25, 2015, with the final vesting occurring on August 25, 2019.

The review also indicated the annual NEO compensation plan needed to be adjusted to better match future TSR performance outcomes with the appropriate long-term incentive equity award values of our broader industry peer group. This adjustment is expected to be made beginning in 2015.

The Committee believes the transaction related bonuses and restricted stock awards will align overall annual compensation levels of our senior executives with peer company executives and promote retention. They will also further enhance the alignment of our senior executives’ and shareholders’ interests as the Firm simplifies its business model and narrows its focus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KFORCE INC.
(Registrant)

September 2, 2014	By:	/s/ DAVID M. KELLY
David M. Kelly,
Senior Vice President, Chief Financial Officer (Principal Financial Officer)

KFORCE INC.
(Registrant)

September 2, 2014	By:	/s/ SARA R. NICHOLS
Sara R. Nichols,
Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)